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                            SHARE TRANSFER AGREEMENT




                                 AUGUST 17, 2001







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                                TABLE OF CONTENTS

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                                                                                              PAGE
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
Section 1 Purchase and Sale of Stock.............................................................2

        1.1    Sale of Stock.....................................................................2
        1.2    Sale of Investment Banking Warrants...............................................2
        1.3    Closing...........................................................................2

Section 2 Representations and Warranties of the Company..........................................3

        2.1    Corporate Organization; Authority; Due Authorization..............................3
        2.2    Capitalization....................................................................3
        2.3    Common Stock Issuable upon Conversion of Series B Preferred and Exercise of Warrants and Investment Banking Warrants.......................................4
        2.4    Brokers and Finders...............................................................4
        2.5    No Conflict; Required Filings and Consents........................................4
        2.6    Disclosure........................................................................5
        2.7    Rights Agreement..................................................................5
        2.8    Ownership of Preferred Stock......................................................5
        2.9    Absence of Claims by the Company..................................................5
        2.10   Agreements Valid..................................................................5
        2.11   No Representation.................................................................6

Section 3 Representations and Warranties of the Sellers..........................................6

        3.1    Formation and Status of Seller....................................................6
        3.2    Due Authorization.................................................................6
        3.3    No Violation......................................................................6
        3.4    No Consent Needed.................................................................6
        3.5    Tax and Legal Matters.............................................................7
        3.6    Ownership of Company Shares.......................................................7
        3.7    Absence of Claims by the Seller...................................................7
        3.8    Offering..........................................................................7
        3.9    Brokers or Finders................................................................8
        3.10   Rights Agreement and Stock Ownership..............................................8
        3.11   Investment Experience.............................................................8
        3.12   Agreements Valid..................................................................8
        3.13   No Representation.................................................................8

Section 4 Investment Representations of the Purchaser............................................8


Section 5 General Provisions....................................................................10

        5.1    Governing Law....................................................................10
        5.2    Entire Agreement; Amendment......................................................11
        5.3    Notices..........................................................................11
        5.4    Assignment.......................................................................11
        5.5    No Waiver........................................................................12
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
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        5.6    Descriptive Headings.............................................................12
        5.7    Counterparts.....................................................................12
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Exhibit A      Sellers
Exhibit B      Company Capitalization
Exhibit C      Amendment to Registration Rights Agreement
Exhibit D      Subscription Agreement
Exhibit E      Warrants
Exhibit F      Investment Banking Warrants
Exhibit G      Settlement Agreement
Exhibit H      Registration Rights Agreement





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                            SHARE TRANSFER AGREEMENT


        THIS SHARE TRANSFER AGREEMENT (the "Agreement") is made as of August 17,
2001, by and among VISX, Incorporated, a Delaware corporation (the "Purchaser"), each of the eight sellers listed on Exhibit A hereto (each, a "Seller" and collectively, the "Sellers"), and Medjet Inc., a Delaware corporation (the
"Company").

                                   BACKGROUND

        A. The Company and all of the Sellers except Adam Smith & Company, Inc.
("Adam Smith") (the seven Sellers not including Adam Smith are sometimes referred to herein as the "Preferred Stock Sellers") are parties to that certain
Subscription Agreement for Series B Convertible Preferred Stock and Warrants, dated December 3, 1999 (the "Subscription Agreement"), pursuant to which the
Preferred Stock Sellers purchased from the Company 16,000 units, at a price of $125.00 per unit. Each unit consists of: (i) one (1) share of the Company's
Series B Preferred Stock (the "Series B Preferred"), and (ii) one hundred (100) five-year warrants, each five-year warrant exercisable to purchase one share of the Company's Common Stock at a price of $3.50 per share (the "Warrants"). The aggregate price paid by the Preferred Stock Sellers was $2,000,000 for the 16,000 units (consisting of a total of 16,000 shares of Series B Preferred and 1,600,000 Warrants).

        B. The Company and Adam Smith entered into that certain Investment
Banking Agreement, dated as of December 3, 1999 (the "Investment Banking
Agreement"), pursuant to which the Company issued to Adam Smith 500,000 warrants to purchase the Company's Common Stock (the "Investment Banking Warrants").

        C. The Company and the Sellers are parties to that certain Settlement
Agreement, dated January 28, 2000 (the "Settlement Agreement"), pursuant to which: (i) the Company and the Preferred Stock Sellers rescinded, on a pro rata basis, the purchase of 5,600 shares of Series B Preferred and 560,000 Warrants;
and (ii) the Company and Adam Smith reduced the number of Investment Banking
Warrants by 175,000 and terminated the Investment Banking Agreement.

        D. As a result of the agreements set forth in paragraphs A -- C above, the Preferred Stock Sellers now own, in the specific amounts set forth on Exhibit A hereto, a total of 10,400 shares of Series B Preferred and the 1,040,000 Warrants. The 10,400 shares of Series B Preferred and the 1,040,000
Warrants are referred to herein collectively as the "Purchased Securities." In addition, Adam Smith owns 325,000 Investment Banking Warrants.

        E. The Preferred Stock Sellers now wish to sell, and the Purchaser wishes to purchase, the Purchased Securities for an aggregate purchase price of $1,300,000, or $125 per unit, and Adam Smith now wishes to sell, and the Purchaser wishes to purchase, the Investment Banking Warrants for an aggregate purchase price of $1.00.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:


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                                    SECTION 1

                           PURCHASE AND SALE OF STOCK

        1.1 Sale of Stock. The Preferred Stock Sellers hereby agree to sell the
Purchased Securities to the Purchaser for a total purchase price of $1,300,000
(the "Purchase Price"), such Purchase Price to be paid to the Sellers in the amounts set forth under the column entitled "Total Price" on Exhibit A hereto.

        1.2 Sale of Investment Banking Warrants. Adam Smith hereby agrees to sell the Investment Banking Warrants to the Purchaser for a total purchase price of $1.00 (the "Investment Banking Warrant Price").

        1.3 Closing. The purchase and sale of the Purchased Securities and the Investment Banking Warrants hereunder shall take place at a closing (the
"Closing"; the date on which the Closing occurs is hereinafter referred to as the "Closing Date"). The Closing shall take place concurrently with the execution and delivery of this Agreement by the Sellers, the Purchaser and the Company. At the Closing:

               (a) the Purchaser shall deliver to each Preferred Stock Seller or its designee by wire transfer, cashier's check or certified checks from a bank acceptable to the Preferred Stock Seller, or such other method of payment as the Preferred Stock Seller shall approve, an amount equal to the Preferred Stock
Seller's pro rata portion of the Purchase Price;

               (b) each Preferred Stock Seller shall deliver to the Purchaser a Stock Power, the stock certificate representing the shares of Series B Preferred held by each of them, the original Warrant held by each of them, and any other documents reasonably acceptable to the Purchaser evidencing the transfer of the Purchased Securities from each Preferred Stock Seller to Purchaser;

               (c) the Purchaser shall deliver to Adam Smith or its designee by wire transfer, cashier's check or certified checks from a bank acceptable to Adam Smith, or such other method of payment as Adam Smith shall approve, an amount equal to the Investment Banking Warrant Price;

               (d) Adam Smith shall deliver to the Purchaser the original
Investment Banking Warrant and any other documents reasonably acceptable to the Purchaser evidencing the transfer of the Investment Banking Warrants from Adam
Smith to the Purchaser;

               (e) upon the delivery by the Purchaser to the Company of the documents referred to in Section 1.3(b) and Section 1.3(d), the Company shall issue and deliver to the Purchaser (i) a stock certificate for 10,400 shares of Series B Preferred; (ii) a warrant to purchase 1,040,000 shares of Company
Common Stock, with the same terms and conditions as the Warrants; and (iii) a warrant to purchase 325,000 shares of Company Common Stock, with the same terms and conditions as the Investment Banking Warrant; and


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               (f) the Company, the Sellers and the Purchaser shall execute and deliver an amendment (the "Amendment") to that certain Registration Rights
Agreement by and among the Company and the Sellers, dated December 3, 1999 (the
"Rights Agreement"; and as amended, the "Amended Rights Agreement"), in the form attached as Exhibit C.

                                    SECTION 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Purchaser as follows, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Purchaser dated as of the date hereof (the "Company Disclosure Letter"):

        2.1 Corporate Organization; Authority; Due Authorization.

               (a) The Company (i) is a corporation duty organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is now conducted and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a material adverse effect on the operations, prospects, assets, liabilities, financial condition or business of the Company (a "Company Material Adverse Effect"). Certificates of state authorities as of a recent date evidencing such valid existence or due qualification, as the case may be, and good standing have been delivered to the Purchaser.

               (b) The Company (i) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and warrants contemplated hereby to which it is a party
(collectively, the "Other Agreements") and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby (the "Contemplated
Transactions"). This Agreement and each of the Other Agreements is a valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        2.2 Capitalization. As of August 14, 2001, the authorized capital of the Company consisted of (i) 30,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of which 3,901,431 shares of Common Stock were outstanding, and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share, which may be designated as Series A Preferred Stock, Series B Preferred
Stock, Series C Preferred Stock, and Series B Convertible Preferred Stock. The
Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock consist of an


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aggregate of not more than 400,000 shares, of which 110,000 are designated as
Series A Preferred Stock. In addition, 16,000 shares of Company Preferred Stock are designated as Series B Convertible Preferred Stock, of which 10,400 shares are outstanding. The capitalization of the Company as of August 14, 2001 is set forth on Exhibit B. All outstanding shares were issued in compliance with all applicable Federal and state securities laws. Except as contemplated by this Agreement or as set forth in the Company Disclosure Letter, the Company has not granted (i) any outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements to purchase or otherwise acquire or issue any shares of capital stock from the Company (or shares reserved for such purpose), (ii) any preemptive rights or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company other than as set forth in the Warrants and Investment Banking Warrants, and (iii) any commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights. Exhibit B sets forth the Company warrants, options, convertible securities and other Company stock purchase rights outstanding as of August 14, 2001, the number of shares of common stock issuable thereunder and the exercise or conversion price thereof, as the case may be. To the best of the Company's knowledge, except as set forth in the Company Disclosure Letter, none of the shares of Common Stock are subject to any shareholders' agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        2.3 Common Stock Issuable upon Conversion of Series B Preferred and
Exercise of Warrants and Investment Banking Warrants. The issuance of the shares of Common Stock (the "Underlying Shares") issuable upon conversion of the Series
B Preferred or upon exercise of the Warrants and the Investment Banking Warrants has been duly authorized and the Underlying Shares have been, and at all times prior to such conversion or exercise will have been, duly reserved for issuance upon such conversion or exercise and, when so issued, will be validly issued, fully paid and non-assessable.

        2.4 Brokers and Finders. The Company has not retained any investment banker, broker or finder in connection with the Contemplated Transactions.

        2.5 No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement and the Other
Agreements by the Company do not, and the performance of this Agreement and the Other Agreements and the consummation by the Company of the Contemplated
Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) except as set forth in the Company
Disclosure Letter, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a


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material default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected.

               (b) The execution and delivery of this Agreement and the Other
Agreements by the Company do not, and the performance of this Agreement and the Other Agreements and the consummation by the Company of the Contemplated
Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the
"Exchange Act") or any state securities or "blue sky" laws ("Blue Sky Laws").

        2.6 Disclosure. No representation or warranty of the Company herein or in the Company Disclosure Letter and no information disclosed in the forms and reports filed with the Securities and Exchange Commission contained, when made, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, when made.

        2.7 Rights Agreement. The Company agrees that the Purchased Securities are subject to the terms and provisions of the Amended Rights Agreement, and the Company agrees that the Purchaser shall have all of the rights and privileges set forth in the Amended Rights Agreement as if a signatory thereto.

        2.8 Ownership of Preferred Stock. The transfer of the Series B Preferred to the Purchaser pursuant to this Agreement is duly authorized, and the Series B
Preferred are validly issued, fully paid and non-assessable. Assuming that the purchase and sale of the Series B Preferred is effected pursuant to the terms of this Agreement and the Contemplated Transactions, as a result of the Contemplated Transactions, the Purchaser will be the sole record holder of all issued and outstanding shares of Series B Preferred and there are no presently outstanding rights to acquire or receive any shares of Series B Preferred.

        2.9 Absence of Claims by the Company. As of the Closing Date, the
Company will have no claim against the Seller under any contract or on any other legal basis whatsoever arising out of the Seller's ownership of the Purchased
Securities, except for any breaches of any representations, warranties, duties or covenants under this Agreement.

        2.10 Agreements Valid. Each of the following agreements (each of which is attached hereto) is a true and correct copy of the final, executed version of each such agreement, and, as of immediately prior to the Closing, is in full force and effect and represents a valid and binding agreement between the parties thereto: the Subscription Agreement, attached as Exhibit D; the


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

Warrants, each of which is attached as Exhibit E; the Investment Banking
Warrants, attached as Exhibit F; the Settlement Agreement, attached as Exhibit
G; and the Rights Agreement, attached as Exhibit H.

        2.11 No Representation. The Company makes no representation as to the accuracy of the representations and warranties made by the Sellers in Section 3 and the Purchaser in Section 4 of this Agreement.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each Seller hereby severally warrants to the Purchaser and the Company, and agrees to, the following:

        3.1 Formation and Status of Seller. If the Seller is a corporation or other legal entity, the Seller is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

        3.2 Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by, or on behalf of, the Seller, and, assuming the due authorization, execution and delivery by the Purchaser and the Company, constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. All other documents to be authorized, executed and delivered by the Seller will be duly authorized, executed and delivered by the Seller and will be valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder or under the Other Agreements will conflict with any agreement or commitment to which the Seller is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to the Seller. There are no legal proceedings pending, or to the Seller's knowledge, threatened, against such Seller that questions the validity of the Agreement or would prevent consummation of the Contemplated Transactions. The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

        3.4 No Consent Needed. To Seller's knowledge, no consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third


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

party is required to be made or obtained by the Seller in connection with the execution and delivery by the Seller of this Agreement or the Other Agreements or the performance by the Seller of its obligations hereunder or the consummation by the Seller of the Contemplated Transactions.

        3.5 Tax and Legal Matters. The Seller has had an opportunity to review with its own tax and legal advisors the tax and legal consequences to the Seller of the Contemplated Transactions. The Seller understands that it must rely solely on its advisors and not on any statements or representations by the Purchaser or the Company, or any of their agents. The Seller further understands that it shall be responsible for its own tax liability that may arise as a result of the Contemplated Transactions.

        3.6 Ownership of Company Shares. Seller is the sole record and beneficial owner of the number of shares of Series B Preferred and the Warrants or the Investment Banking Warrants set forth next to its name on Exhibit A, and such securities are not and will not at any time prior to or at the Closing be subject to any lien or to any rights of first refusal of any kind. Except as set forth in this Agreement or a schedule hereto, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Seller is a party or by which he, she or it is bound obligating the Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold repurchased or redeemed, any shares of Series B Preferred or Warrants or Investment Banking Warrants or obligating the Seller to grant or enter into any such option, warrant, call, right, commitment or agreement and there will be no such agreements at any time prior to or at the Closing. The
Seller has or prior to the Closing will have good and valid title to, and has the sole right to transfer such shares of Series B Preferred and Warrants and Investment Banking Warrants. Such interests constitute all of shares of Series B
Preferred and Warrants and Investment Banking Warrants owned, beneficially or of record, by the Seller. The Purchaser will receive good and valid title to such shares of Series B Preferred and Warrants and Investment Banking Warrants in accordance with the Contemplated Transactions, subject to no claim, or lien retained, granted or permitted by the Seller. Except as contemplated in this Agreement, the Seller has not engaged in any sale or other transfer of its shares of Series B Preferred or Warrants or Investment Banking Warrants in contemplation of the Contemplated Transactions.

        3.7 Absence of Claims by the Seller. As of the Closing Date, the Seller will have no claim against the Company or the Purchaser under any contract or on any other legal basis whatsoever, except for a claim against the Purchaser for the Purchaser's failure, if any, to pay the Purchase Price and the Investment
Banking Warrant Price as specified in Section 1.1 and Section 1.2.

        3.8 Offering. Subject to the accuracy of the Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Purchased Securities and Investment Banking Warrants to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") and from the qualification requirements of the California Corporate Securities
Laws of 1968, as amended.


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

        3.9 Brokers or Finders. The Seller has not engaged any brokers, finders or agents, and the Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement. In the event that the preceding sentence is in any way inaccurate, the Seller hereby agrees to indemnify and hold harmless the Purchaser and the Company from any liability for any such commission or compensation in the nature of a brokerage or finder's fee or agent's commission
(and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or the Company or any of their respective officers, partners, employees or representatives is responsible.

        3.10 Rights Agreement and Stock Ownership. The Seller agrees that, effective as of the Closing, the Seller will no longer have any of the rights set forth in the Rights Agreement and will no longer hold any: shares of Series
B Preferred, shares of Company Common Stock, warrants or options to purchase any shares of Series B Preferred or Common Stock, or other securities of the Company.

        3.11 Investment Experience. The Seller is experienced in evaluating the unregistered securities of companies, has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of the sale of the Purchased Securities and the Investment
Banking Warrants, and has made an informed decision to sell the Purchased
Securities and the Investment Banking Warrants. The Seller is aware that the Purchaser and the Company are planning to enter into a Merger Agreement pursuant to which the Purchaser will have the option, in its sole discretion, to purchase shares of Company common stock at a per share price of $2.00.

        3.12 Agreements Valid. Each of the following agreements to which such Seller is a party (each of which is attached hereto) is a true and correct copy of the final, executed version of each such agreement, and, as to such Seller, is in full force and effect and represents a valid and binding agreement between the parties thereto as of immediately prior to the Closing: the Subscription
Agreement, attached as Exhibit D; the Warrants, each of which is attached as Exhibit E; the Investment Banking Warrants, attached as Exhibit F; the
Settlement Agreement, attached as Exhibit G; and the Rights Agreement, attached as Exhibit H.

        3.13 No Representation. The Seller makes no representation as to the accuracy of the representations and warranties made by the Company in Section 2 and the Purchaser in Section 4 of this Agreement.

                                    SECTION 4

                   INVESTMENT REPRESENTATIONS OF THE PURCHASER

        The Purchaser represents and warrants to the Sellers and to the Company, and agrees to, the following:


                                      -8-

        4.1 The Purchaser is acquiring the Purchased Securities and the Investment Banking Warrants for investment for its own account, not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting participation in, or otherwise distributing the Purchased Securities and the Investment Banking Warrants. The Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Purchased Securities and the Investment Banking Warrants. The Purchaser understands that the Purchased Securities and the Investment Banking Warrants have not been registered under the Securities Act, and are not required to be registered by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

        4.2 The Purchaser is experienced in evaluating and investing in the unregistered securities of companies, can bear the economic risk of this investment and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Purchased Securities and the Investment Banking Warrants. The Purchaser understands that an investment in the Company involves substantial risks. The Purchaser further understands all of the risks related to the purchase of the Purchased Securities and the Investment Banking Warrants and that the purchase of the Purchased Securities and the Investment Banking Warrants will be a highly speculative investment. The Purchaser is able, without impairing its financial condition, to hold the Purchased Securities and the Investment Banking Warrants for an indefinite period of time and to suffer a complete loss of its investment.

        4.3 The Purchaser is an "accredited investor" as such term is defined under Rule 501 of Regulation D, promulgated under the Securities Act.

        4.4 The Purchaser is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Securities and the Investment Banking Warrants. The Purchaser further represents and acknowledges that the Purchaser is solely responsible for its own due diligence investigation of the Company and for its own analysis of the terms, merits and risks of this investment.

        4.5 The Purchaser understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company, and any other legend required under applicable state securities laws. The Purchaser understands that all certificates representing any of the Purchased Securities and the Investment Banking Warrants subject to this Transfer shall have endorsed thereon legends substantially in the following form:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE [SECURITIES REPRESENTED BY THIS WARRANT] HAVE BEEN ACQUIRED FOR

        INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES [WARRANTS] MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

        4.6 The Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act which, in substance, permits limited public resale of "restricted securities" in a non-public offering subject to the satisfaction of certain conditions, including, in case the securities have been held for less than two years: (1) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; (2) the availability of certain public information about the Company; (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as that term is defined under the Securities Exchange Act of 1934); and (4) the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

        4.7 The Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with a registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sale, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

        4.8 The Purchaser agrees that the Purchased Securities are subject to the terms and provisions of the Amended Rights Agreement, and the Purchaser agrees to be bound by all of the terms of the Amended Rights Agreement as if a signatory thereto.

        4.9 As of the Closing Date, the Purchaser will have no claim against the Seller under any contract or on any other legal basis whatsoever, except for any breaches of any representations, warranties, duties or covenants under this Agreement that have an adverse effect on the Purchaser's right to own the Purchased Securities and the Investment Banking Warrants free and clear of any claim by any party to this Agreement or by any other party.

        4.10 The Purchaser makes no representation as to the accuracy of the representations and warranties made by the Company in Section 2 and the Sellers in Section 3 of this Agreement.

                                    SECTION 5

                               GENERAL PROVISIONS

        5.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware without regard to principles of conflicts of law.

        5.2 Entire Agreement; Amendment. This Agreement (together with the Amended Rights Agreement) represents the entire agreement among the parties with respect to the purchase of Purchased Securities and the Investment Banking Warrants. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. The Sellers agree that any amendment, waiver, discharge or termination shall be binding upon and effective against all Sellers if such amendment, waiver, discharge or termination is signed by the Sellers selling a majority of the Purchased Securities.

        5.3 Notices. Any notice, demand or request required or permitted to be given by the Seller, the Purchaser or the Company pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed to the parties at the following addresses or such other address as a party may request by notifying the other in writing:

If to the Purchaser:                         with a copy to:

      VISX, Incorporated                            Wilson Sonsini Goodrich & Rosati, PC
      3400 Central Expressway                       650 Page Mill Road
      Santa Clara, CA 95051-0703                    Palo Alto, CA 94301
      Facsimile:  (408) 773-7051                    Facsimile:  (650) 493-6811
      Attention:  Derek Bertocci                    Attention:  John V. Roos, Esq.


If to the Sellers:                           with a copy to:

      At the address set forth on Exhibit A         Hahn & Hessen LLP
                                                    350 Fifth Avenue
                                                    New York, NY 10018
                                                    Facsimile:  (212) 244-2078
                                                    Attention:  James C. Kardon, Esq.

If to the Company:                           with a copy to:

      Medjet Inc.                                   Kelley Drye & Warren
      1090 King George Post Road, Suite 301         101 Park Avenue
      Edison, NJ 08837                              New York, NY 10178-0002
      Facsimile:  (732) 738-3984                    Facsimile:  (212) 808-7897
      Attention:  Dr. Eugene Gordon                 Attention:  Jane E. Jablons, Esq.

        5.4 Assignment. Subject to any restrictions on transferability set forth in the Amended Rights Agreement, the rights and benefits of the Purchaser under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Purchaser's successors and assigns.

        5.5 No Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

        5.6 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

        5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.



                [remainder of the page intentionally left blank]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

SELLERS:                              ADAM SMITH INVESTMENT PARTNERS, L.P.

                                      By: Adam Smith Capital Management, L.L.C.,
                                          General Partner


                                      By:_______________________________________
                                             Name:  Orin Hirschman
                                             Title: Partner


                                      ADAM SMITH INVESTMENTS, LTD


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      RICHARD AND ANA GROSSMAN JTWROS


                                      By:_______________________________________
                                      Name:
                                      Title:


                                      ORIN HIRSCHMAN


                                      __________________________________________
                                      Orin Hirschman

                                      PAUL PACKER


                                      __________________________________________
                                      Paul Packer


                  [SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

                                      ADAM-JACK M. DODICK, MD GENERAL
                                      PARTNERSHIP


                                      By:_______________________________________
                                      Name:
                                      Title:

                                      __________________________________________
                                      HERSHEL P. BERKOWITZ



                                      Hershel P. Berkowitz


                                      ADAM SMITH & COMPANY, INC.


                                      By:_______________________________________
                                      Name:
                                      Title:


PURCHASER:                            VISX, INCORPORATED


                                      By:_______________________________________
                                           Name:  Derek A. Bertocci
                                           Title:  Vice President, Controller

THE COMPANY:                          MEDJET INC.


                                      By:_______________________________________
                                           Name:  Eugene Gordon
                                           Title:  Chairman and Chief Executive
                                                   Officer


                  [SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT]

                                    EXHIBIT A

                                     SELLERS

                                              SHARES OF
                                               SERIES B       NUMBER OF     PRICE PER
                  SELLER                    PREFERRED HELD   WARRANTS HELD     UNIT      TOTAL PRICE
 ------------------------------------------------------------------------------------------------------
 Adam Smith Investment Partners, L.P.
 c/o Richard Grossman
 259 Oakford Street
 West Hempstead, NY 11552                         6,760         676,000      $125.00       $845,000
 ------------------------------------------------------------------------------------------------------
 Adam Smith Investments, Ltd.
 Tropic Isle Building
 P. O. Box 438
 Road Town, Tortola
 British Virgin Islands                           1,040         104,000      $125.00       $130,000
 ------------------------------------------------------------------------------------------------------
 Richard and Ana Grossman JTWROS
 259 Oakford Street
 West Hempstead, NY 11552                           520          52,000      $125.00        $65,000
 ------------------------------------------------------------------------------------------------------
 Orin Hirschman
 1231 East 10th Street
 Brooklyn, NY 11230                                 494          49,400      $125.00        $61,750
 ------------------------------------------------------------------------------------------------------
 Paul Packer
 785 Addison Street
 Woodmere, NY 11598                                 234          23,400      $125.00        $29,250
 ------------------------------------------------------------------------------------------------------
 Adam-Jack M. Dodick, MD General
 Partnership
 c/o Richard Grossman
 259 Oakford Street
 West Hempstead, NY 11552                         1,300         130,000      $125.00       $162,500
 ------------------------------------------------------------------------------------------------------
 Hershel P. Berkowitz
 410 Yeshiva Lane
 Baltimore, MD 21208-1102                            52           5,200      $125.00         $6,500
 ------------------------------------------------------------------------------------------------------
 Adam Smith & Company, Inc.
 c/o Richard Grossman
 259 Oakford Street
 West Hempstead, NY 11552                                       325,000                          $1
 ------------------------------------------------------------------------------------------------------
 TOTAL                                           10,400       1,365,000      $125.00     $1,300,001
 ------------------------------------------------------------------------------------------------------

                                    EXHIBIT B

                             COMPANY CAPITALIZATION

                                    EXHIBIT C

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D

                             SUBSCRIPTION AGREEMENT

                                    EXHIBIT E

                                    WARRANTS

                                    EXHIBIT F

                           INVESTMENT BANKING WARRANTS

                                    EXHIBIT G

                              SETTLEMENT AGREEMENT

                                    EXHIBIT H

                          REGISTRATION RIGHTS AGREEMENT